EXHIBIT 99.1

March 16, 2009

Dear Colleagues:

As we reach the mid-point of our fiscal 2009 first quarter, I’d like to give you a current readout of some of our accomplishments, challenges, opportunities, and activities.

2008 was significant in achieving critical Comverse milestones in multiple areas, including organizational transformation, alignment to our customers, and developing more focus and understanding of our cost structure.

In addition, during 2008 we secured some significant wins and strengthened our relationships with long-time customers. Over the past several months, we announced numerous new engagements with customers including Bharti Airtel, CAT Telecom, MTS Ukraine, SingTel and Tele2, and in addition we recently signed new agreements with MegaFon, P4, UCell and Vodafone Ireland, among others. Comverse’s competitive position is very strong. Our value proposition is well suited to the increasing demands of our customers’ requirements and our innovation engine and product portfolio remains best-in-class.

Our organizational transformation was launched this past summer. We now have in place a global, functional structure which better serves our customers with best-in-class products and highly responsive services. While it takes a bit of time to fully realize the benefits of the change, the foundation and framework is in place for us to increase our operational efficiency and effectiveness. Comverse is more customer-focused, more agile, and more adaptable to quickly anticipate the changing and evolving needs of the telecom marketplace.

In the second half of fiscal 2008, we were able to meet some of our key internal measures, despite the headwinds of an increasingly difficult global economic environment. As you may know, this morning we presented unaudited consolidated cash and debt information in an 8-K filing with the Securities and Exchange Commission, with respect to our financial position at the end of fiscal 2008. Meanwhile, we continue to work diligently to complete our accounting restatements and regain our filing compliance, and I expect to update you when we have greater visibility into the likely timetable.

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As we experience the most difficult economic climate the world has seen in many decades, it is now clear that 2009 will be a challenging year for virtually all industries and regions. In our market, our customers have started to react accordingly by being more cautious with their spending. As a provider to wireless and other telecom segments facing a spending decline this year, we expect to see a decline in our business activity this year as well.

The senior leadership team and I have developed a comprehensive plan with contingencies to guide us through this period of economic instability. We will fulfill our key commitments to our stakeholders; customers, employees and shareholders. We will continue to develop, deploy and deliver best-in-class products and services, while preserving our ability to generate cash. We will continue to provide challenging assignments and career growth opportunities. Our plan will support us in emerging from this difficult period in a strong competitive position.

In this context, we have decided to take a number of steps to reduce our costs. We are reducing our workforce by approximately 8%. Additionally, we are implementing a series of savings actions around the world aimed at decreasing, at least temporarily, our discretionary spending. I believe we are acting responsibly given the current environment, and I am counting on each one of you to help us navigate through the execution of this plan. We are a market leader, and down-cycles create great opportunities for market leaders like Comverse to become even stronger.

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As some of you may know, as a result of information that was brought to our attention we have been conducting an internal investigation regarding a violation relating to improper payments made from 2001 through 2007 in a particular region. Since it touched the domain of consultants and agents, the investigation includes a review of these relationships to determine whether this was an isolated problem. We are strengthening our policies and procedures to prevent any future recurrence. If you are asked to participate, I am counting on you to give your full cooperation so we can complete the necessary work as quickly and efficiently as possible. At Comverse we will continue to practice the highest ethical standards. Please review our Code of Business Conduct and Ethics, and I urge you to utilize the other resources available on our corporate intranet site and through our compliance team.

Despite the challenge of the economic downturn, we have many reasons to be encouraged about our long-term prospects. Comverse is fortunate to have a team of talented people with a winning spirit, a strong market share, healthy customers, an industry leading product portfolio, and a good financial position.

Our market leadership was built through innovative, high value products that serve more than 500 customers, including the majority of the world’s largest wireless network operators, with more than one billion subscribers in over 130 countries using one or more services powered by Comverse. Our core Comverse ONE Billing and Active Customer Management solutions and Comverse HUB Value-Added Services products, along with our powerful innovation engine, help make networks smarter by generating network usage and revenue, enabling the monetization of services, and reducing operating network costs.

Now more than ever, we must double our efforts to ensure our customers’ success. Let’s stay focused on serving our customers and on working together toward successful business execution, and emerging as a stronger company.

Thank you again for your ongoing effort and commitment.

Best Regards,

Andre Dahan

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